UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 3, 2015

PAYMENT DATA SYSTEMS, INC.
 (Exact name of registrant as specified in its charter)

Nevada	000-30152	98-0190072
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12500 San Pedro, Suite 120, San Antonio, TX	78216
(Address of principal executive offices)	(Zip Code)

 (210) 249-4100
 (Registrant’s telephone number, including area code)

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 3, 2015, Michael Long resigned as our Chief Financial Officer and Principal Financial Officer.  Mr. Long continues to serve as our Chief Executive Officer.

 Effective March 3, 2015, Habib Yunus, 39, was hired to serve as our Chief Financial Officer, Senior Vice President and our Principal Financial Officer.  Mr. Yunus has more than 15 years of experience in accounting, finance and investing. Prior to joining us, Mr. Yunus was the Managing Director and founder of W NRG (Energy) Advisory LLC since January 2013, focused on advising clients on energy investments, joint venture transactions, project management and market research in North America for Asian investors.  Before founding W Energy Advisory, from September 2010 to January 2013, Mr. Yunus was the lead project manager for Toyota Tsusho America, Inc., an oil and gas investment company, where in 2012 he originated and negotiated a $602 million joint venture between Toyota Tsusho Corporation (Japan) and Encana Corporation. Prior to his position at Toyota Tsusho America, Inc., he served as the Head of Tax and Special Assistant to the CFO of Shinsei Bank Ltd. in Tokyo, Japan from July 2004 to June 2010.  Before joining Shinsei Bank, for 7 years he held various positions of increasing responsibility at Deloitte and Touche, LLP, a public accounting firm, most recently serving as a Corporate Tax Manager with a focus on international structuring and cross-border transactions with special emphasis in structuring inbound investments.  Mr. Yunus was previously Chair of the Audit Committee of Millennium India Acquisition Company, Inc. from October 2013 to March 2014.

Mr. Yunus holds a Bachelor of Arts in Accounting and a Masters of Accounting with a tax specialization both from the University of Florida.  Mr. Yunus is licensed by the state of Georgia as a Certified Public Accountant.

In connection with Mr. Yunus’s appointment, we entered into an employment agreement with Mr. Yunus. The employment agreement expires March 3, 2017, unless extended by mutual agreement or terminated.

We agreed to pay Mr. Yunus an annual base salary of $150,000. Mr. Yunus also receives a one-time signing bonus of $30,000 as well as 4,000,000 shares of our common stock which will vest on March 2, 2025. In addition, Mr. Yunus will be entitled to receive stock grants or stock options authorized by our executive compensation committee and/or President or Chief Executive Officer. Mr. Yunus also may be entitled to receive a bonus not to exceed 50% of the highest salary received in any year of his employment agreement, calculated by our executive compensation committee and/or President or Chief Executive Officer.

We can terminate the employment agreement for cause, such as breach or fraud by the employee, or without cause, subject to payment by us of a deferred compensation. We will also pay a deferred compensation if Mr. Yunus terminates the employment agreement upon our default, after a change of control, such as a merger, acquisition or substantial change in our Board of Directors, or for good cause. The deferred compensation shall be the amount which is calculated as the base salary payments Mr. Yunus would have received had his employment continued for the remaining term of the employment agreement (including yearly increases calculated at the maximum increase for the prior two years), plus all of the benefits remaining under the employment agreement and a pro-rata portion of the bonus compensation for that year.

The foregoing description of the employment agreement is not complete and is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

This report contains forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements related to our future activities, our planned spin-off, or future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management.

These statements are not guarantees of future performances and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those risks discussed in our Annual Report on Form 10-K and in other documents that we file from time to time with the SEC. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this report, except as required by law.

Item 9.01.	Financial Statements and Exhibits.

 (d) Exhibits

10.1  Employment Agreement, dated March 3, 2015, by and between Payment Data Systems, Inc. and Habib Yunus.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAYMENT DATA SYSTEMS, INC.

Date: March 6, 2015	By:	/s/ Michael R. Long
Michael R. Long
Chief Executive Officer and Chief Financial Officer